PRESS RELEASE

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FOR IMMEDIATE RELEASE


CONTACTS:

NATIONAL GRID USA     NATIONAL GRID GROUP (U.K.)

Media:              Media:
------         ------
Jackie Barry   Sue Pemberton
(508) 389-3298      011-44-171-282-2842

          Investors:          Investors:
          ----------          ----------
           Bob Seega          Jill Sherratt
          (508) 389-2178      011-44-171-620-9191

     IT'S OFFICIAL -- NEES/NATIONAL GRID MERGER IS COMPLETE
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                 NEES Renamed National Grid USA

     WESTBOROUGH, Mass., March 20, 2000 The merger between The National Grid Group plc (National Grid) and New England Electric System (NEES) is complete, and NEES officially has been renamed National Grid USA, according to Rick Sergel, president and chief executive officer of National Grid USA.

     Sergel and National Grid Group Chief Executive David Jones signed documents to close the deal, which was announced on December 14, 1998. The final sale price for the merger was $3.2 billion, and the final price of NEES shares was $54.207.

     "We agreed to merge our companies with the belief that our customers, our employees and the region as a whole will benefit from our combined strengths," Sergel said. "Now that we have closed on this historic merger, we intend to work on delivering those benefits."

     Although the NEES name has changed, the names of its local
electric companies   Massachusetts Electric Company, Granite
State Electric Company (NH), Narragansett Electric Company (RI),
and Nantucket Electric Company   will remain the same.

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     "Preserving the names of our local electric companies
reflects our commitment to continuity for our customers and communities," said Sergel.

     Company officials today unveiled National Grid USA's new logo and corporate identity, and launched three new Internet sites containing detailed information about National Grid's U.S., U.K., and worldwide operations:

     National Grid USA website http://www.nationalgrid.com/usa
National Grid U.K. website   http://www.nationalgrid.com/uk
National Grid Group (worldwide) website
http://www.nationalgrid.com

     (NOTE TO EDITORS: National Grid USA logo artwork, photos and additional background information are available at www.nationalgrid.com/usa)National Grid USA, with Sergel at its helm as president and chief executive officer, will serve as the base of North American operations for National Grid Group. Sergel and NEES director Paul Joskow, professor of economics and management at the Massachusetts Institute of Technology, will join National Grid's board of directors. NEES chairman Alfred D. Houston steps down and will serve as a consultant to National Grid USA for two years.

     The merger has been approved or received support from all of the necessary state and federal regulatory agencies, and the shareholders of both companies.

     National Grid USA is in the process of acquiring Eastern
Utilities Associates, a neighboring electric utility serving customers in Massachusetts and Rhode Island. That merger is expected to close in the near future.

     The National Grid Group plc (LSE, NYSE:NGG) -- one of the U.K.'s 100 largest companies -- builds, owns and operates electricity and telecommunications networks around the world, focusing on liberalizing markets. The world's largest independent electricity transmission company, National Grid operates networks in England, Wales, Argentina, Zambia and the U.S. The company operates or is developing transmission

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interconnectors in England, Scotland, France, Africa, the U.S.,
Australia and the Isle of Man; and has an electricity distribution business serving 1.3 million U.S. customers.

     The company has a growing portfolio of telecommunications businesses that includes a minority stake in UK company Energis, which National Grid created; operations in Brazil and the U.S.;
and a joint venture being developed in Poland.

     National Grid's headquarters are in Coventry, England.